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                                                                    EXHIBIT 4.4


               AMENDMENT NO. 1 TO RECEIVABLES PURCHASE AGREEMENT


                 Amendment No. 1 to Receivables Purchase Agreement (this "Amendment"), dated as of September 13, 1994 by and between BROADWAY RECEIVABLES, INC. (formerly, CHH Receivables, Inc.) (the "Purchaser") and BROADWAY STORES, INC. (formerly, Carter Hawley Hale Stores, Inc.) (the "Seller" and "Servicer"). All capitalized terms used herein not otherwise defined shall have the respective meanings assigned to such terms in the Receivables Purchase Agreement hereinafter described.

                             W I T N E S S E T H :

                 WHEREAS, the parties hereto have entered into a Receivables Purchase Agreement, dated as of October 8, 1992 (the "Receivables Purchase Agreement"); and

                 WHEREAS, the parties hereto wish to amend the Receivables Purchase Agreement as hereinafter provided;

                 NOW, THEREFORE, in consideration of the premises and of the commitments made hereunder by the Seller and the Purchaser, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Section 6.3(a) of the Receivables Purchase Agreement is hereby amended by deleting the clause "the fiscal quarter of the Seller ending in October of each year commencing in 1992" in lines 7 and 8 thereof and inserting in lieu thereof the following language:

         "each fiscal year of the Seller,".

         2. Section 6.3(b) of the Receivables Purchase Agreement is hereby amended by deleting the clause "45 days after the end of the fiscal quarter of the Seller ending in July or August of each year commencing in 1993" in lines 4, 5 and 6 thereof and inserting in lieu thereof the following language:

         "60 days after the end of the second fiscal quarter of each fiscal year of the Seller".





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         3.      Section 6.17 of the Receivables Purchase Agreement is hereby amended by deleting clauses (iii) and (iv) thereof and substituting in place therefor the following:

         "(iii) a written confirmation will have been obtained from each Rating Agency rating the Commercial paper or the Non-Affiliate Subordinated Notes that the rating of the Commercial Paper or the Non-Affiliate Subordinated Notes, as applicable, will not be affected as the result of the contemplated transfer of the Accounts, the Receivables and the credit card operations to the Arizona Bank, (iv) each of the Collateral Agent, the Agent, the LOC Providers, the Trustee and the Liquidity Lenders will have received an opinion of counsel acceptable to each party with respect to clause (ii) above and as to certain other matters, including appropriate federal and Arizona state tax opinions and"

         4. Section 10.6 of the Receivables Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                 "Section 10.6. No Bankruptcy Petition. The Servicer covenants and agrees and any Successor Servicer shall covenant and agree that prior to the date which is one year and one day after the payment in full of all Advances and Non-Affiliate Subordinated Notes, it will not institute against, or join any other Person in instituting against, the Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. This Section 10.6 shall survive the termination of this Agreement."

         5. The Receivables Purchase Agreement is hereby amended by deleting the form of Purchase Report set forth as Exhibit A to the Receivables Purchase Agreement and inserting in place thereof Exhibit A attached to this Amendment.

         6. The Receivables Purchase Agreement is hereby amended by deleting the form of Lender Report set forth as Exhibit B to the Receivables Purchase Agreement and inserting in place thereof Exhibit B attached to this Amendment.





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         7.      In order to induce the Purchaser to enter into this Amendment, the Seller hereby represents and warrants as of the date hereof that no Purchase Termination Event has occurred and is continuing.

         8. This Amendment is limited as specified and shall not constitute a modification or waiver of any other provision of the Receivables Purchase Agreement.

         9. The Seller and the Purchaser shall deliver to the Agent and to the Collateral Agent such resolutions approving and authorizing this Amendment and such opinions of counsel and corporate certificates as the Agent or the Collateral Agent may reasonably request, which resolutions, opinions and certificates shall be in form and substance satisfactory to the Agent and to the Collateral Agent.

         10. This Amendment shall be effective on the later of (i) the date on which each of the parties hereto shall have executed and delivered a copy or counterpart of this Amendment to each other party hereto, (ii) the date on which the Agent and the Collateral Agent shall have consented in writing to this Amendment and (iii) the date upon which each Rating Agency shall have confirmed that the execution of this Amendment shall not result in the downgrading of the Commercial Paper.

         11. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

         12. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York.





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                 IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.


                                           BROADWAY RECEIVABLES, INC.



                                           By:___________________________
                                              Name:
                                              Title:


                                           BROADWAY STORES, INC.



                                           By:___________________________
                                              Name:
                                              Title:

consented:

GENERAL ELECTRIC CAPITAL
 CORPORATION, as Agent



By:___________________________
   Name:
   Title:


GENERAL ELECTRIC CAPITAL
 CORPORATION, as Collateral Agent



By:___________________________
   Name:
   Title:





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